Exhibit 99.1

Depomed Announces Cooperation Agreement with Starboard Value LP Including CEO and Board Changes

-Pharmaceutical Veteran Arthur J. Higgins Joins as President, CEO and Director-

-Three New Directors Named to Board-

-James Fogarty Named New Chairman of the Board-

-Q1 2017 Net Sales Estimated to be $95-$100 Million-

Newark, CA - March 28, 2017  Depomed, Inc. (NASDAQ: DEPO) today announced that Arthur J. Higgins has joined the Company as President and Chief Executive Officer and member of the Board of Directors, following the resignation of James Schoeneck as President and Chief Executive Officer and member of the Board of Directors.  Mr. Higgins is a highly respected executive with over 35 years’ experience in the pharmaceutical and healthcare industry.  Serving as CEO of Bayer Healthcare, he helped transform the company into a leader in global pharmaceutical and consumer healthcare.  He previously served as Chairman and CEO of Enzon, Inc., and President of Abbott Laboratories Pharmaceuticals Division, and more recently has served as Senior Advisor to The Blackstone Group.

“I am honored to be able to work with the management and the Board of Depomed.  We have an opportunity to accelerate Depomed’s journey as a leader in pain management and neurology as we maximize value for all shareholders,” said Mr. Higgins.

Composition of the Board

Depomed also announced that Mr. Higgins, William McKee, former Chief Financial Officer of Barr Pharmaceuticals, LLC, and Gavin Molinelli a Partner at Starboard Value LP have joined the Board of Directors, and that Samuel Saks, M.D. and David Zenoff, D.B.A. have resigned from the Board.  Karen Dawes, James Fogarty, Louis Lavigne, Jr., Robert Savage, Peter Staple and James Tyree will continue as members of the Board.  James Fogarty will serve as the new Chairman of the Board.

Peter Staple said, “On behalf of the Board, I want to thank Sam Saks and David Zenoff for their contributions as directors. They have each played an important role in the Company’s growth and have provided the rest of the Board and the management team with valuable insights and leadership over many years.”

“We are pleased to have reached an agreement to work with Depomed.  We believe that Arthur Higgins is an excellent choice to lead Depomed. We are excited to have found such a qualified leader for the Company.  Furthermore, we believe the addition of William McKee as a member of the Board of Directors will add valuable industry experience to the boardroom.  I look forward to working with my fellow board members to maximize value for all shareholders,” said Gavin Molinelli, Partner of Starboard Value LP.

William McKee is a pharmaceutical industry consultant and board member of Cerulean Pharma, Inc. and Agile Therapeutics.  Formerly, Mr. McKee served as COO and CFO at EKR Therapeutics, Inc., a private specialty pharmaceutical company, until EKR was sold to Cornerstone Therapeutics Inc.  Prior to that, Mr. McKee served as the Executive Vice President and Chief Financial Officer of Barr Pharmaceuticals Inc., a public specialty pharmaceutical company, which was acquired by Teva Pharmaceutical Industries Ltd.

Gavin Molinelli is a Partner of Starboard Value LP.  Prior to joining Starboard and its related funds in 2006, Mr. Molinelli was a member of the Technology Investment Banking group at Banc of America Securities LLC.  Mr. Molinelli was formerly on the Board of Directors of Wausau Paper Corp. and Actel Corporation.

First Quarter Results

Depomed also announced that it estimates net sales for the quarter ending March 31, 2017 will be approximately $95 to $100 million.  First quarter results reflect the impact of the previously announced realignment of the Company’s sales force effective February 1, 2017 and the fact that the Company had a significant number of openings in its field sales force in the first quarter, as well as wholesalers’ reductions of inventory of our products in the first quarter and continued weakness in the long-acting and short-acting opioid markets.

The Company will revise its financial guidance for the year at its earnings call for the first quarter which is expected to take place in the week of May 8, 2017.

About Depomed

Depomed is a leading specialty pharmaceutical company focused on enhancing the lives of the patients, families, physicians, providers and payors we serve through commercializing innovative products for pain and neurology related disorders. Depomed markets six medicines with areas of focus that include mild to severe acute pain, moderate to severe chronic pain, neuropathic pain, migraine and breakthrough cancer pain. Depomed is headquartered in Newark, California. To learn more about Depomed, visit www.depomed.com.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and fundamental approach to investing in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to risks detailed in the Company’s Securities and Exchange Commission filings, including the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. The inclusion of forward-looking statements should not be regarded as a representation that any of the Company’s plans or objectives will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

INVESTOR AND MEDIA CONTACT:

Christopher Keenan
VP, Investor Relations and Corporate Communications
510-744-8000
ckeenan@depomed.com